                      Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM 15/A


        Amendment No. 1 to Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.

                          Commission File Number 1-7927

                             HOUSE OF FABRICS, INC.
             (Exact name of registrant as specified in its charter)

                              13400 RIVERSIDE DRIVE
                         SHERMAN OAKS, CALIFORNIA 91423
                                 (818) 995-7000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   New Common Stock, par value $.01 per share
                              Series A Warrants
                              Series B Warrants
            (Title of each class of securities covered by this Form)

                                      None
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                      Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to terminate or
                            suspend the duty to file reports:

                  Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)      [X]
                  Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)     [ ]
                  Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
                  Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)     [ ]
                                                   Rule 15d-6               [ ]

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, House of Fabrics, Inc. has caused this amendment to certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 1, 1998                   By:  /s/ Brian P. Carney
                                         ---------------------------------------
                                         Name: Brian P. Carney
                                         Title: Vice President, Treasurer and
                                         Assistant Secretary